UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED)
September 28, 2016

Commission File Number:  001-34269

SHARPS COMPLIANCE CORP.
(Exact name of registrant as specified in its charter)

Delaware	74-2657168
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

9220 Kirby Drive, Suite 500, Houston, Texas	77054
(Address of principal executive offices)	(Zip Code)

(713) 432-0300
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 28, 2016, Sharps Compliance, Inc. (a wholly-owned subsidiary of Sharps Compliance Corp., herein referred to as the “Company”) executed a commercial lease agreement for a 22,000 square foot facility in Brooklyn, NY to be used by the Company to facilitate growth of its route-based business in the Northeast. As announced in July 2016, the Company acquired Citiwaste, LLC, a route-based pickup service serving the Northeast. In combination with the two Pennsylvania-based acquisitions made in its 2016 fiscal year, the Company now serves an eleven contiguous state region in the Northeast.

The term of the Lease Agreement is sixty (60) months from the commencement date and includes two five (5) year renewal options. Upon execution of the Lease Agreement, a deposit of $27,333.33, which will be applied as rent upon commencement of the Lease Agreement, as well as a security deposit of $27,333.33 was paid. Base rent payments under the Lease Agreement are:

●	$27,333.33 per month for months one (1) through twelve (12);
●	$27,333.33 thereafter, subject to a three percent (3%) annual escalation after the first (1) year and during any renewal periods.

In addition to the base rent, the Company is responsible for 60% of the actual increase in real estate taxes starting in year two (2) up to the maximum of one month of rent payment for any given year. The Company is also responsible for $6,000 towards the cost of repairs to the building to suit the needs of the Company.

There is no material relationship between the Company, or any of its affiliates, and the landlord, or any of its affiliates, other than the contractual relationship under the corresponding lease agreement.

The description of the above noted lease is qualified in its entirety by reference to the agreement filed as Exhibit 10.1 to this Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Lease Agreement dated as September 28, 2016, between Sharps Compliance, Inc. and the Landlord.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

REGISTRANT:

Dated: October 3, 2016	Sharps Compliance Corp.
By: /s/ DIANA P. DIAZ
Vice President and Chief Financial Officer

Index to Exhibits

10.1	Lease Agreement dated as of September 28, 2016, between Sharps Compliance, Inc. and the Landlord.